Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Kairos Pharma, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (1)	457	(o)			$15,000,000	0.0001531	$2,297
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (1)	457	(o)			$900,000	0.0001531	$138

	Total Offering Amounts						$15,900,000

	Total Fees Previously Paid						—	—	—

	Total Fee Offsets						—	—	—

	Net Fee Due								$2,435

(1)	Reflects (i) up to $10,000,000 common stock of the Company, par value $0.001 per share (the “Common Stock”) to be sold by the Company to Helena Global Investment Opportunities I Ltd, pursuant to the equity line of credit agreement, dated as of November 12, 2024 between the Company and Helena (the “ELOC Agreement”) and (ii) $900,000 shares of common stock issued to Helena as a commitment fee upon the execution of the ELOC Agreement.